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                                                        Exhibit 99





Contacts: Analyst contact:  Dennis E. McDaniel
          Vice President, Investor Relations
          513-603-2197
          dennis.mcdaniel@ocas.com

          Media contact:  Cindy L. Denney
          Assistant Vice President, Corporate Communications
          (Ofc.) 513-603-2074    Cell: 513-703-7372
          cindy.denney@ocas.com



For Immediate Release

                         OHIO CASUALTY CORPORATION
                      ANNOUNCES INCREASE IN DIVIDEND


FAIRFIELD, Ohio, February 20, 2007--- The Directors of Ohio Casualty Corporation (NASDAQ: OCAS) today declared a $0.04 increase in the regular dividend to $0.13 per share, payable March 12, 2007, to shareholders of record on March 1, 2007.

"We are pleased to significantly increase our dividend for the second year in a row," commented Corporation President and Chief Executive Officer Dan
R. Carmichael, CPCU. "This action is reflective of our excellent results for the last three years."

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2006). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of December 31, 2006.

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